NOTE CONVERSION AGREEMENT

This Note Conversion Agreement (the “Agreement”) is made as of June 25, 2012, among Vision Industries Corp., a Florida corporation (the “Company”), and Quality Investment Fund (the “Noteholder”).

RECITALS

A.

The Noteholder executed the Vision Industries Corp. 5% Promissory Note, in which Noteholder loaned Five Hundred Thousand and no/100 US Dollars ($500,000.00 USD) to the Company.

B.

The Note carried an interest of 5% per annum and matures December 21, 2012.

C.

As of June 30, 2012, the total amount due is $537,500.00 USD.

D.

The Company and the Noteholder have agreed that the Company should repay the Note by means of conversion of the debt into equity of the Company pursuant to the terms of this Agreement.

AGREEMENTS

Therefore, for good and valuable consideration including the accepted conversion of the Note by all parties, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Florida and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

2.

The Company has all requisite legal and corporate power and authority to execute and deliver this agreement, and to issue shares of common stock of the Company (the “Common Stock”) upon conversion of the amounts due under the Note and to carry out and perform its obligations under the terms of this Agreement.

3.

The authorized capital stock of the Company consists of 500,000,000 shares of capital stock consisting of 480,000,000 shares of common stock, par value $0.001 per share, of which 46,623,016 shares are issued and outstanding, and 20,000,000 shares of  preferred stock, par value $0.001 per share, of which 250,000 shares are outstanding. The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable.

4.

All corporate action on the part of the Company, its Noteholder and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company, the authorization, issuance and delivery of the Shares (as defined below) and the performance of all of the Company's obligations hereunder has been taken or will be taken concurrent herewith. This Agreement, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms. The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Shares will be subject to restrictions on transfer under state and/or federal securities laws, unless the Noteholder obtains a legal opinion stating the Shares are to be issued without restriction.

Such legal opinion shall be provided to Noteholder prior to the execution of this agreement.

5.

Upon execution of this Agreement, the Company shall cause to be issued Ten Million seven hundred and fifty thousand (10,750,000) shares of Company Common Stock (the “Shares”) in conversion of the Note by Noteholder to the Company, representing a price of $0.05 USD per share, and, upon such issuance of Shares, the Noteholder and the Company agree that the Company shall have no further obligations to Noteholder in connection with the Note, and the Noteholder accepts the Shares in complete fulfillment of the Company's obligations under the Note.

6.

This Agreement shall be governed in all respects by the internal laws of the State of Florida.

7.

Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8.

This Agreement may be executed in one or more counterparts and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed and accepted as an original, and all of which together shall constitute a single instrument. Each party represents and warrants that the person executing on behalf of such party has been duly authorized to execute this Agreement.

9.

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

The foregoing Agreement is hereby executed as of the date first above written.

COMPANY	NOTEHOLDER
Vision Industries Corp.	Quality Investment Fund
By: /s/ MARTIN SCHUERMANN	By: /s/ RAUL CORTES
Martin Schuermann, Chief Executive Officer	Raul Cortes – Fund Manager